Exhibit 4.7

THIS FIXED RATE GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF. TRANSFERS OF THIS FIXED RATE GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, EITHER TO THE DEPOSITARY, TO NOMINEES OF THE DEPOSITARY OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE OR TO EXPORT-IMPORT BANK OF THE UNITED STATES, IN EACH INSTANCE, MADE IN ACCORDANCE WITH THE PROVISIONS SET FORTH IN THE INDENTURE. TRANSFERS OF BENEFICIAL INTERESTS IN THIS FIXED RATE GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE PROVISIONS SET FORTH IN THE INDENTURE AND THE APPLICABLE PROCEDURES OF THE DEPOSITARY REFERRED TO THEREIN.

HELIOS LEASING I LLC

SECURED FIXED RATE GLOBAL NOTE

DUE IN QUARTERLY INSTALLMENTS

COMMENCING ON DECEMBER 28, 2012 AND

MATURING ON SEPTEMBER 28, 2024

ISSUED IN CONNECTION WITH

ONE BOEING MODEL 747-87UF AIRCRAFT WITH

MANUFACTURER’S SERIAL NO. 37571,

WITH FOUR INSTALLED GENERAL ELECTRIC

MODEL GENX-2B67 ENGINES

(THE “AIRCRAFT”)

CUSIP No. 42328B AC6	October 10, 2012
$142,813,000.00

HELIOS LEASING I LLC, a limited liability company formed under the laws of the State of Delaware (the “Issuer”), for value received, hereby promises to pay to CEDE & CO. or its registered assigns, the principal amount of One Hundred Forty-Two Million Eight Hundred Thirteen Thousand and 00/100 United States Dollars (U.S.$ 142,813,000.00) constituting as of the date hereof the aggregate outstanding unpaid principal amount of the Bank Note issued with respect to the above-referenced Aircraft under that certain Indenture dated as of May 1, 2012 (the “Indenture”) among the Issuer, Apple Bank for Savings, as Initial Guaranteed Lender, Apple Bank for Savings, as Calculation Agent, Wilmington Trust Company, not in its individual capacity, except as expressly provided therein, but solely in its capacity as Indenture Trustee, Wells Fargo Bank Northwest, National Association, as Security Trustee, and Export-Import Bank of the United States (“Ex-Im Bank”), payable in forty-eight (48) consecutive quarterly principal installments commencing on December 28, 2012, and thereafter on March 28, June 28, September 28 and December 28 of each year (or if any such day is not a Business Day, on the next succeeding Business Day, each such day being a “Payment Date”), each such principal installment to be in the amount set forth opposite the applicable Payment Date in Annex A attached hereto and made a part hereof, and the entire unpaid principal amount then owing hereunder to be paid in full on September 28, 2024 (the “Final Maturity Date”); and to pay

interest on the unpaid principal amount of this Note from time to time at 1.562% per annum (the “Fixed Rate”) on each Payment Date and upon the payment or redemption thereof (but only on the principal amount so paid or redeemed). The Issuer also agrees to pay on demand interest at the Fixed Rate on overdue principal and overdue interest payable under this Note, from the date due until the Business Day such payment is received at or before 11:00 a.m. (New York time) at the place of forth below, and to pay the costs of collection, if any (including reasonable attorneys’ fees), and in each case, in lawful money of the United States of America and in immediately available and freely transferable funds.

All payments of principal, interest, overdue interest and other amounts to be made by the Issuer to the Indenture Trustee for the account of the Noteholders under this Note shall be made in Dollars by payment to the account of the Indenture Trustee at Wilmington Trust Company, Attn: Corporate Trust Administration; ABA No. 0311 00092, Account No. 100872-000 (Reference: Atlas Air, Inc.) (or such other account in the continental United States as the Indenture Trustee may designate, in writing, by not less than ten (10) Business Days’ notice) at or before 11:00 a.m. on the due date therefor at the place of payment.

Interest shall accrue on the unpaid principal amount of this Note from and including the date hereof to but not including each Payment Date and the date the principal amount of this Note shall be due (by installments, at maturity, by acceleration or otherwise) at the Fixed Rate. Any payment of interest, principal or any other payment not paid to the Indenture Trustee when due and payable hereunder shall, from the date when due and payable until the date when fully paid, bear interest at the Fixed Rate. Interest shall be computed on the basis of a year of 360 days and twelve (12) 30-day months, and interest at the Post-Default Rate shall be computed on the basis of a year of 360 days and the actual number of days elapsed (including the first day but excluding the last day) occurring in the period for which such interest is payable.

The Issuer agrees that the records maintained by the Indenture Trustee as to the outstanding principal amount of this Note, the Fixed Rate, the date and amount of each repayment of principal of this Note and payment of interest or overdue interest received by the Indenture Trustee, shall be conclusive absent manifest error.

This Note is a “Fixed Rate Global Note” as referred to in the Indenture and is secured by the Security Documents. The Issuer may redeem or be obligated to redeem the principal of this Note, all as specified in the Indenture, and subject to the requirements thereof. Capitalized terms not otherwise defined herein shall have the respective meanings assigned thereto in the Indenture.

Upon the occurrence of an Event of Default and for so long as such Event of Default shall continue, the principal hereof, accrued and unpaid interest hereon and all other amounts payable hereunder may be declared to be or may automatically become forthwith due and payable, all as provided in the Indenture.

The Issuer waives diligence, demand, presentment, notice of nonpayment, protest, and notice of protest all in the sole discretion of the Holder and without notice and without affecting in any manner the liability of the Issuer. This Note (i) is intended by the Issuer to be an “instrument for the payment of money only” within the meaning of New York law, and (ii) shall be governed by and construed in accordance with the internal laws of the State of New York, United States of America, without reference to principles of conflicts of law other than Sections 5-1401 and 5-1402 of the New York General Obligations Law.

This Note is a registered instrument. A manually signed and authenticated copy of this Note shall be evidence of the Holder’s rights and is not a bearer instrument.

No transfer by the Holder of any interest of the Holder in this Note or in the rights to receive any payments hereunder (other than a transfer to Ex-Im Bank) shall be effective unless a book entry of such transfer is made upon the Register referred to in the Indenture and such transfer is effected in compliance with the Indenture including final acceptance and entry into the Register of the transfer pursuant to the Indenture.

Prior to the entry into the Register of any transfer (other than a transfer to Ex-Im Bank) as provided in the immediately preceding the Issuer and each other Person shall deem and treat each owner of this Note reflected in the Register as owner of this Note or the rights to receive any payments hereunder as the owner thereof for all purposes.

This Note or any Tranche hereof is subject to redemption only as required or permitted by the terms of the Indenture. In connection with any redemption of this Note or any Tranche hereof in accordance with the terms of the Indenture, the “Premium Over Treasuries” shall be 0.25%. Following any redemption of any Tranche hereof in full, Annex A hereto shall be amended such that each installment payable on a Payment Date is equal to the sum of the Tranches that have not been redeemed. Thereafter, all payment of principal and interest under this Note shall be made in accordance with Annex A, as so amended.

By acceptance of this Note or a Beneficial Interest herein, each Noteholder and Beneficial Owner (other than Ex-Im Bank) shall be deemed to have agreed to be bound by and consented to the terms and provisions of the Operative Documents.

IN WITNESS WHEREOF, the Issuer has caused its officer or attorney-in-fact thereunto duly authorized to execute this Fixed Rate Global Note as of the date first above written.

HELIOS LEASING I LLC
by Helios Leasing Trust, its Manager by Wilmington Trust Company, not in its individual capacity, but solely as Trustee

By:	/s/ Robert P. Hines, Jr.
	Name:	Robert P. Hines, Jr.
	Title:	Assistant Vice President

GUARANTEE

This promissory note is guaranteed by the Export-Import Bank of the United States (“Ex-Im Bank”) for a principal amount not to exceed U.S.$142,813,000.00 plus interest thereon at the Guaranteed Interest Rate as provided in the Guarantee Agreement dated as of May 1, 2012 (the “Guarantee Agreement”) between the Indenture Trustee and Ex-Im Bank, and said guarantee is expressly made subject to all of the provisions therein as if all of said provisions were expressly set forth herein. Capitalized terms used herein and not otherwise defined have the meaning specified in the Guarantee Agreement.

EXPORT-IMPORT BANK OF THE UNITED STATES

By:	/s/ Katherine Lockhart Arendt
(Signature)

Name:	Katherine Lockhart Arendt
(Print)

Title:	Vice President, Acting

Ex-Im Bank Guarantee No. AP086438XX – Atlas Air, Inc.

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is a Fixed Rate Global Note issued under the Indenture and is entitled to the benefits thereof.

Date:	October 10, 2012	WILMINGTON TRUST COMPANY,
not in its individual capacity but solely as the Indenture Trustee

		By:	/s/ Robert P. Hines, Jr.
Authorized Signatory

Annex A

Payment Date	Principal Component	Interest Component	Total	Principal Balance

12/28/2012	$2,696,545.00	$483,326.80	$3,179,871.80	$140,116,455.00
3/28/2013	2,707,668.00	547,154.76	3,254,822.76	137,408,787.00
6/28/2013	2,718,838.00	536,581.31	3,255,419.31	134,689,949.00
9/28/2013	2,730,053.00	525,964.25	3,256,017.25	131,959,896.00
12/28/2013	2,741,314.00	515,303.39	3,256,617.39	129,218,582.00
3/28/2014	2,752,622.00	504,598.56	3,257,220.56	126,465,960.00
6/28/2014	2,763,977.00	493,849.57	3,257,826.57	123,701,983.00
9/28/2014	2,775,378.00	483,056.24	3,258,434.24	120,926,605.00
12/28/2014	2,786,827.00	472,218.39	3,259,045.39	118,139,778.00
3/28/2015	2,798,322.00	461,335.83	3,259,657.83	115,341,456.00
6/28/2015	2,809,865.00	450,408.39	3,260,273.39	112,531,591.00
9/28/2015	2,821,456.00	439,435.86	3,260,891.86	109,710,135.00
12/28/2015	2,833,095.00	428,418.08	3,261,513.08	106,877,040.00
3/28/2016	2,844,781.00	417,354.84	3,262,135.84	104,032,259.00
6/28/2016	2,856,516.00	406,245.97	3,262,761.97	101,175,743.00
9/28/2016	2,868,299.00	395,091.28	3,263,390.28	98,307,444.00
12/28/2016	2,880,131.00	383,890.57	3,264,021.57	95,427,313.00
3/28/2017	2,892,011.00	372,643.66	3,264,654.66	92,535,302.00
6/28/2017	2,903,941.00	361,350.35	3,265,291.35	89,631,361.00
9/28/2017	2,915,919.00	350,010.46	3,265,929.46	86,715,442.00
12/28/2017	2,927,948.00	338,623.80	3,266,571.80	83,787,494.00
3/28/2018	2,940,025.00	327,190.16	3,267,215.16	80,847,469.00
6/28,2018	2,952,153.00	315,709.37	3,267,862.37	77,895,316.00
9/28/2018	2,964,331.00	304,181.21	3,268,512.21	74,930,985.00
12/28/2018	2,976,559.00	292,605.50	3,269,164.50	71,954,426.00
3/28/2019	2,988,837.00	280,982.03	3,269,819.03	68,965,589.00
6/28/2019	3,001,166.00	269,310.63	3,270,476.63	65,964,423.00
9/28/2019	3,013,546.00	257,591.07	3,271,137.07	62,950,877.00
12/28/2019	3,025,976.00	245,823.17	3,271,799.17	59,924,901.00
3/28/2020	3,038,459.00	234,006.74	3,272,465.74	56,886,442.00
6/28/2020	3,050,992.00	222,141.56	3,273,133.56	53,835,450.00
9/28/2020	3,063,578.00	210,227.43	3,273,805.43	50,771,872.00
12/28/2020	3,076,215.00	198,264.16	3,274,479.16	47,695,657.00
3/28/2021	3,088,904.00	186,251.54	3,275,155.54	44,606,753.00
6/28/2021	3,101,646.00	174,189.37	3,275,835.37	41,505,107.00
9/28/2021	3,114,440.00	162,077.44	3,276,517.44	38,390,667.00
12/28/2021	3,127,287.00	149,915.55	3,277,202.55	35,263,380.00
3/28/2022	3,140,187.00	137,703.50	3,277,890.50	32,123,193.00
6/28/2022	3,153,141.00	125,441.07	3,278,582.07	28,970,052.00
9/28/2022	3,166,147.00	113,128.05	3,279,275.05	25,803,905.00
12/28/2022	3,179,208.00	100,764.25	3,279,972.25	22,624,697.00
3/28/2023	3,192,322.00	88,349.44	3,280,671.44	19,432,375.00
6/28/2023	3,205,490.00	75,883.42	3,281,373.42	16,226,885.00
9/28/2023	3,218,713.00	63,365.99	3,282,078.99	13,008,172.00
12/28/2023	3,231,990.00	50,796.91	3,282,786.91	9,776,182.00
3/28/2024	3,245,322.00	38,175.99	3,283,497.99	6,530,860.00
6/28,2024	3,258,709.00	25,503.01	3,284,212.01	3,272,151.00
9/28/2024	$3,272,151.00	$12,777.75	$3,284,928.75	$0.00